EXHIBIT 99.1

AutoZone 4th Quarter Same Store Sales Increase 4.5%; EPS Increases 26.9% to $7.18; Fiscal 2011 EPS Increases 30.0% to $19.47; and, ROIC Improves to 31.3%

MEMPHIS, Tenn., Sept. 20, 2011 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $2.6 billion for its fourth quarter (16 weeks) ended August 27, 2011, an increase of 8.1% from the fourth quarter of fiscal 2010 (16 weeks). Domestic same store sales, or sales for stores open at least one year, increased 4.5% for the quarter.

Net income for the quarter increased $32.5 million, or 12.1%, over the same period last year to $301.5 million, while diluted earnings per share increased 26.9% to $7.18 per share from $5.66 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 51.2% (versus 50.5% for last year's quarter). The improvement in gross margin was attributable to lower shrink expense (47 bps) and higher merchandise margins. Retail price increases on commodity based products drove the higher merchandise margins, which were partially offset by increased penetration of Commercial sales. Operating expenses, as a percentage of sales, were 31.4% (versus 31.2% last year). The increase in operating expenses, as a percentage of sales, was the result of higher self insurance costs (38 bps) and higher fuel costs primarily related to commercial deliveries (16 bps), partially offset by leverage due to higher sales volumes.

For the fiscal year ended August 27, 2011, sales were $8.1 billion, an increase of 9.6% from the prior year, while domestic same store sales were up 6.3%. Operating profit increased 13.3% on an operating margin of 18.5%. For fiscal 2011, net income increased 15.0% to $849 million, while diluted earnings per share for the period increased 30.0% to $19.47 from $14.97. Driven by improved earnings and declining working capital, return on invested capital reached 31.3%, while cash flow before share repurchases was $1.024 billion.

Under its share repurchase program, AutoZone repurchased 1.5 million shares of its common stock for $433 million during the fourth quarter, at an average price of $289 per share. For the fiscal year, the Company repurchased 5.6 million shares of its common stock for $1.5 billion, at an average price of $262 per share. At the fiscal year end, the Company had $219 million remaining under its current share repurchase authorization.

The Company's inventory increased 7.0% over the same period last year, driven primarily by new store openings. Inventory per store was $512 thousand versus $498 thousand last year and $527 thousand last quarter. Net inventory, defined as merchandise inventories less accounts payable, improved on a per store basis to a negative $60 thousand from a negative $28 thousand last year.

"Our fourth quarter performance was a strong conclusion to a record breaking year for AutoZone.  At the beginning of the year, we challenged the organization to build on the robust performance we had experienced over the last two years.  Our AutoZoners, through their passion, dedication and never ending commitment to meet or exceed our customers' expectations, delivered.  For fiscal 2011, we delivered 30% growth in earnings per share.  We also achieved several all-time company records; exceeded $8 billion in sales, surpassed $1 billion in commercial sales, grew fiscal year EBIT margin to 18.5% and exceeded 30% return on invested capital ending the year at 31.3%.  This financial success is a direct result of the tremendous contributions of our more than 60,000 dedicated AutoZoners, and I would like to congratulate them on this exceptional performance," said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended August 27, 2011, AutoZone opened 68 new stores, replaced five stores, and closed one store in the U.S. and opened 18 new stores in Mexico. As of August 27, 2011, the Company had 4,534 stores in 48 states, the District of Columbia and Puerto Rico in the U.S. and 279 stores in Mexico.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com and www.alldatadiy.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com.   AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, September 20, 2011, beginning at 10:00 a.m. (EDT) to discuss its fourth quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, September 27, 2011 at 11:59 p.m. (EDT).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; and changes in laws or regulations. Certain of these risks are discussed in more detail in the "Risk Factors" section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 28, 2010, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the "Risk Factors" could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 4th Quarter Highlights - Fiscal 2011

Condensed Consolidated Statements of Operations
4th Quarter
(in thousands, except per share data)
	GAAP Results
	16 Weeks Ended	16 Weeks Ended
	August 27, 2011	August 28, 2010

Net sales	$ 2,641,996	$ 2,445,159
Cost of sales	1,289,422	1,210,196
Gross profit	1,352,574	1,234,963
Operating, SG&A expenses	828,564	762,223
Operating profit (EBIT)	524,010	472,740
Interest expense, net	53,813	49,427
Income before taxes	470,197	423,313
Income taxes	168,728	154,380
Net income	$ 301,469	$ 268,933
Net income per share:
Basic	$ 7.35	$ 5.77
Diluted	$ 7.18	$ 5.66
Weighted average shares outstanding:
Basic	41,019	46,640
Diluted	41,984	47,543

Fiscal Year 2011
(in thousands, except per share data)	GAAP Results
	52 Weeks Ended	52 Weeks Ended
	August 27, 2011	August 28, 2010

Net sales	$ 8,072,973	$ 7,362,618
Cost of sales	3,953,510	3,650,874
Gross profit	4,119,463	3,711,744
Operating, SG&A expenses	2,624,660	2,392,330
Operating profit (EBIT)	1,494,803	1,319,414
Interest expense, net	170,557	158,909
Income before taxes	1,324,246	1,160,505
Income taxes	475,272	422,194
Net income	$ 848,974	$ 738,311
Net income per share:
Basic	$ 19.91	$ 15.23
Diluted	$ 19.47	$ 14.97
Weighted Average Shares outstanding:
Basic	42,632	48,488
Diluted	43,603	49,304

Selected Balance Sheet Information
(in thousands)
	August 27, 2011	August 28, 2010

Cash and cash equivalents	$ 97,606	$ 98,280
Merchandise inventories	2,466,107	2,304,579
Current assets	2,792,425	2,611,821
Property and equipment, net	2,668,875	2,519,946
Total assets	5,869,602	5,571,594
Accounts payable	2,755,853	2,433,050
Current liabilities*	3,430,896	3,063,960
Total debt*	3,351,682	2,908,486
Stockholders' (deficit)	(1,254,232)	(738,765)
Working capital	(638,471)	(452,139)

* Current liabilities and total debt both include short-term borrowings of $34,082 at August 27, 2011 and $26,186 at August 28, 2010.

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	August 27, 2011	August 28, 2010
Net income	$ 848,974	$ 738,311
Add: Interest	170,557	158,909
Taxes	475,272	422,194
EBIT	1,494,803	1,319,414

Add: Depreciation	196,209	192,084
Rent expense	213,846	195,632
Share-based expense	26,625	19,120
EBITDAR	$ 1,931,483	$ 1,726,250

Debt	$ 3,351,682	$ 2,908,486
Capital lease obligations	86,656	88,280
Add: rent x 6	1,283,076	1,173,792
Adjusted debt	$ 4,721,414	$ 4,170,558

Adjusted debt to EBITDAR	2.4	2.4

Selected Cash Flow Information
(in thousands)
	16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	August 27, 2011	August 28, 2010	August 27, 2011	August 28, 2010

Depreciation	$ 62,862	$ 62,165	$ 196,209	$ 192,084
Capital spending	$ 121,020	$ 135,334	$ 321,604	$ 315,400

Cash flow before share repurchases:
Net (decrease) / increase in cash and cash equivalents	$ (2,761)	$ 2,518	$ (674)	$ 5,574
Subtract increase in debt	133,711	209,986	442,201	181,586
Add back share repurchases	433,314	565,386	1,466,802	1,123,655
Cash flow before share repurchases and changes in debt	$ 296,842	$ 357,918	$ 1,023,927	$ 947,643

Other Selected Financial Information
(in thousands, except ROIC)
	August 27, 2011	August 28, 2010

Cumulative share repurchases ($ since fiscal 1998)	$ 10,181,373	$ 8,714,572
Remaining share authorization ($)	$ 218,627	$ 185,428

Cumulative share repurchases (shares since fiscal 1998)	127,344	121,745
Shares outstanding, end of year	40,114	45,107

	Trailing 4 Quarters
	August 27, 2011	August 28, 2010
Net income	$ 848,974	$ 738,311
Adjustments:
Interest expense	170,557	158,909
Rent expense	213,846	195,632
Tax effect*	(137,962)	(128,983)
After-tax return	1,095,415	963,869

Average debt**	3,121,880	2,769,617
Average deficit**	(993,624)	(507,885)
Add: Rent x 6	1,283,076	1,173,792
Average capital lease obligations**	84,966	62,220
Pre-tax invested capital	$ 3,496,298	$ 3,497,744

Return on Invested Capital (ROIC)	31.3%	27.6%

* Effective tax rate over trailing four quarters ended August 27, 2011 is 35.9% and August 28, 2010 is 36.4% ** All averages are computed based on trailing 5 quarter balances.

AutoZone's 4th Quarter Fiscal 2011
Selected Operating Highlights

Store Count & Square Footage

	16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	August 27, 2011	August 28, 2010	August 27, 2011	August 28, 2010
Domestic stores:
Store count:
Stores opened	68	80	147	163
Stores closed	1	--	2	3
Replacement stores	5	1	10	3
Total domestic stores	4,534	4,389	4,534	4,389

Stores with commercial programs	2,659	2,424	2,659	2,424

Square footage (in thousands):	29,301	28,294	29,301	28,294

Mexico stores:
Stores opened	18	26	41	50
Total stores in Mexico	279	238	279	238

Total stores chainwide	4,813	4,627	4,813	4,627

Square footage (in thousands):	31,337	30,027	31,337	30,027
Square footage per store	6,511	6,490	6,511	6,490

Sales Statistics
($ in thousands, except sales per average square foot and percentages)
	16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
Total Auto Parts (Domestic and Mexico)	August 27, 2011	August 28, 2010	August 27, 2011	August 28, 2010
Total auto parts sales	$ 2,588,661	$ 2,397,465	$ 7,906,692	$ 7,213,753
% Increase vs. LY	8.0%	9.6%	9.6%	8.1%

Sales per average store	$ 543	$ 524	$ 1,675	$ 1,595
Sales per average square foot	$ 83	$ 81	$ 258	$ 246

Domestic Commercial
Total domestic commercial sales	$ 372,588	$ 301,814	$ 1,076,369	$ 879,982
% Increase vs. LY	23.4%	20.2%	22.3%	13.8%

All Other (ALLDATA and E-Commerce)
All other sales	$ 53,334	$ 47,693	$ 166,281	$ 148,865
% Increase vs. LY	11.8%	4.1%	11.7%	2.7%

	16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	August 27, 2011	August 28, 2010	August 27, 2011	August 28, 2010
Domestic same store sales	4.5%	6.7%	6.3%	5.4%

Inventory Statistics (Total Stores)
	as of	as of
	August 27, 2011	August 28, 2010
Accounts payable/inventory	111.7%	105.6%

($ in thousands)
Inventory	$ 2,466,107	$ 2,304,579
Inventory per store	$ 512	$ 498
Net inventory (net of payables)	$ (289,746)	$ (128,471)
Net inventory / per store	$ (60)	$ (28)

	Trailing 5 Points
	August 27, 2011	August 28, 2010
Inventory turns	1.6x	1.6x
CONTACT: Financial:
         Brian Campbell at (901) 495-7005,
         brian.campbell@autozone.com

         Media: Ray Pohlman at (866) 966-3017,
         ray.pohlman@autozone.com